UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2013

E2open, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35598	94-3366487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 East Third Avenue, Suite 400

Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 645-6500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On October 7, 2013, E2open, Inc. (the “Company”) entered into a Business Financing Agreement with Bridge Bank, National Association (the “Lender”), for a revolving loan facility with a borrowing capacity of up to $20,000,000, with availability to be subject to a borrowing formula based on the Company’s accounts receivable and contracted backlog. The revolving loan facility also provides for sublimits for letters of credit, cash management services and foreign exchange. As of the date of this report, the Company has not drawn any amount under the revolving loan facility.

The revolving loan facility bears interest at a per annum rate equal to the Wall Street Journal “prime rate” minus 0.25%, with a floor for the prime rate of 3.25%. Interest on borrowings under the revolving loan facility is payable monthly. The Company may borrow, repay and reborrow under the revolving loan facility until October 7, 2015, at which time the revolving loan facility matures and all outstanding amounts under the revolving loan facility must be repaid. The Company is also obligated to pay customary fees for a revolving loan facility of this size and type, including an annual facility fee and a quarterly unused facility fee.

The revolving loan facility contains affirmative and negative covenants that include, among others, covenants that limit the Company’s ability to enter into mergers or acquisitions, incur indebtedness, dispose of assets and grant liens, in each case subject to certain exceptions. The revolving loan facility also contains financial covenants requiring the Company to maintain a minimum average monthly account balance with the Lender, a minimum adjusted EBITDA and a minimum asset coverage ratio, as well as a limit on account balances that may be maintained outside of the United States. The Company has also granted the Lender a right of first refusal with respect to letters of credit, foreign exchange contracts and other international banking products.

The revolving loan facility contains events of default that include, among others, defaults resulting from non-payment, failure of lien priority, false or misleading information or representations, bankruptcy and insolvency events, material judgments, a material adverse change in the Company’s or any guarantor’s business, defaults under other material indebtedness, defaults under other agreements with Lender or its affiliates, covenant defaults, and changes of management. The occurrence of an event of default could result in an increase to the applicable interest rate of 2.0%, an acceleration of all obligations under the revolving loan facility, an obligation of the Company and the guarantors to repay all obligations in full, and a right by the Lender to exercise all remedies available to it under the revolving loan facility and related agreements.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Business Financing Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Business Financing Agreement, dated October 7, 2013, by and among E2open, Inc. and Bridge Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2013

E2OPEN, INC.

By:	/s/ Mark E. Woodward
Name:	Mark E. Woodward
Title:	President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description

10.1	Business Financing Agreement, dated October 7, 2013, by and among E2open, Inc. and Bridge Bank, N.A.